UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 16, 2014

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut		06813
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Filing of Preliminary Prospectus Supplement

On January 16, 2014, FuelCell Energy, Inc. (“the Company”) announced that it intends to conduct a public offering (the “Offering”) of shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), at a price to the public to be determined. The Offering is expected to close on or about January 23, 2014, subject to the satisfaction of customary closing conditions. The net proceeds from the Offering will be used for project development, project financing, working capital support and general corporate purposes.

The Common Stock is being offered and sold pursuant to a prospectus dated July 18, 2013 and a final prospectus supplement to be filed with the U.S. Securities and Exchange Commission (the “SEC”), in connection with a takedown from the Company’s effective shelf registration statement on Form S-3 (File No. 333-189185) declared effective by the SEC on July 18, 2013. A preliminary prospectus supplement with respect to the Offering was filed with the SEC on January 16, 2014. No sales will be made to the public until such time as a final prospectus supplement has been filed with the SEC.

The Common Stock is to be issued pursuant to an Underwriting Agreement to be entered into with Stifel, Nicolaus & Company, Incorporated as the sole book-running manager, Cowen & Company, as the co-lead manager, and FBR Capital Markets & Co. as the co-manager for the Offering. Ardour Capital Investments, LLC is acting as selling group member for the Offering.

On January 16, 2014, the Company issued a press release announcing the anticipated Offering. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Conversions of 8.0% Senior Unsecured Convertible Notes

In January 2014, certain investors elected to convert a total of $7.0 million principal of $30.0 million in aggregate principal of the 8.0% Senior Unsecured Convertible Notes (the “Notes”). Under the terms of the Notes they are convertible into shares of the Company’s common stock at a conversion rate of 645.1613 shares of common stock per $1,000 principal amount of Notes, equivalent to a conversion price of approximately $1.55 per share of common stock plus a “make-whole” payment in regard to interest. As a result of these conversions, the Company retired $7.0 million of outstanding principal and issued 5,764,794 shares of common stock. The total remaining principal outstanding on the Notes as of January 15, 2014 is $23,000,000.

Fiscal 2014 Financial Outlook

In December 2013, the Company provided the following revenue guidance for 2014 on its quarterly investor call. Product sales are expected to increase and be approximately of 15 percent higher than the $145 million reported in 2013. This guidance is based on a full year production run rate of 70 megawatts and closing at least 30 MW of new orders. Quarterly results may vary based on the timing of order closure and shipments. Service agreements and license revenues are expected to average between $4 million to $6 million per quarter on new agreements and increased license revenue. Advanced technologies contract revenues for 2014 are anticipated to be in the range of $3 million to $4 million per quarter which is consistent with the 2013 level.

The Company reiterates this guidance and provides a further update that total revenues for the first quarter of 2014 are expected to be in the range of $39 to $44 million depending on the timing of certain anticipated product sales.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, issued January 16, 2014, in connection with the Offering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: January 16, 2014	By:	/s/ Michael Bishop
Michael Bishop
Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, issued January 16, 2014, in connection with the Offering